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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Hickory Tech Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HickoryTech Shareholders

        Enclosed is a revised Compensation Committee Report, which replaces the Compensation Committee Report contained on page 11 of the HickoryTech proxy statement, dated March 8, 2002. This proxy statement was mailed to you in connection with the Annual Meeting of HickoryTech shareholders to be held on Monday, April 8, 2002. The last paragraph of the Compensation Committee Report was revised to more accurately reflect the 2001 treatment of Mr. Alton's compensation, particularly in the area of base salary.

        The Annual Meeting of the Shareholders of HickoryTech Corporation will be held at the Holiday Inn located at 101 Main Street, Mankato, Minnesota on Monday, April 8, 2002, at 2:00 p.m. The earlier mailing of the proxy and annual report included your proxy voting card. Please promptly return this proxy voting card by mail or take advantage of the option to vote by telephone.

                      David A. Christensen
                      Secretary

Mankato, Minnesota
March 13, 2002

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

        The compensation program for executives is the responsibility of the Compensation Committee of the Board of Directors (the "Committee"). In 2001, the Committee was composed of four outside directors, Messrs. Holdrege, Bosacker, Jacobson and Ms. Craig. Mr. Holdrege is Chairperson of this Committee.

        The Board of Directors has established the following ongoing principles and objectives for HickoryTech's executive compensation program:

1.
Provide compensation opportunities that will attract, motivate and retain highly qualified managers and executives.

2.
Link executives' total compensation to HickoryTech's financial performance and individual job performance.

3.
Provide a balance between incentives focused on achievement of annual objectives and longer term incentives linked to increases in earnings and shareholder value.

        There are three elements to the compensation plan: annual base salary, cash or stock bonuses under an executive incentive plan (the "Executive Incentive Plan"), and longer term incentives under a stock award plan (the "Stock Award Plan").

        When setting annual base salaries and making awards under incentive plans the Compensation Committee considers company performance and compensation levels of comparable companies with a goal of remaining reasonably competitive with comparable companies.

        The Executive Incentive Plan has both an annual and a long-term component. The Executive Incentive Plan rewards an executive with a cash bonus for attainment of annually established financial and customer growth objectives. The financial objectives are based on a combination of revenues and earnings. The individual executive's performance and achievement of key strategic objectives is also factored into awards made under the Executive Incentive Plan. In addition to the payment of a cash bonus, an account is established for each executive equal to 50% of the cash bonus. This award is credited to a stock account used to acquire common stock of HickoryTech, which is held in a trust. The account is credited with additional shares equal to the dividends on the shares held in the account.

        The Stock Award Plan allows HickoryTech to issue restricted shares, unrestricted shares, incentive stock options and non-qualified stock options to executives of HickoryTech. The Stock Award Plan has two components: grants of options to purchase common stock and a long-term incentive program. The stock option component of the Stock Award Plan provides for the issuance of incentive stock options to eight current executives of HickoryTech. The incentive stock options vest over a three-year period and must be exercised within ten years of their issuance. Stock options are designed to reward executives as the stock price increases. The long-term incentive component of the 2001 Stock Award Program establishes a range of shares that may be issued to each officer under the Program contingent upon the achievement of performance objectives over a three-year period. The objectives are based on increases in the shareholder value of HickoryTech. The shareholder value is a measurement of estimated market value added, identifying key value drivers with appropriate offsets for non-equity stakeholdings, as set forth in the provisions of the Plan. In 2001 there was no payout under the plan based on the pre-established objective not being met.

        The Committee applied the above-described principles and objectives in determining the compensation of the Chief Executive of HickoryTech, Mr. Alton. In determining the 2001 compensation, the Committee reviewed Mr. Alton's total compensation program to ensure its relationship to the competitive market as well as to the performance of HickoryTech in 2000. In establishing Mr. Alton's total compensation for 2001, the Committee specifically considered the results of HickoryTech in 2000 as compared to targeted financial objectives, shareholder value and the growth rate of operations. Additionally, the Committee applied the above-described principles to determine Mr. Alton's bonus payment under the Executive Incentive Plan. Although the Committee offered Mr. Alton an increase to base salary in 2001, Mr. Alton chose not to accept an increase to assist in the Company's efforts to contain costs.

                      COMPENSATION COMMITTEE
                      James H. Holdrege
                      Lyle T. Bosacker
                      Myrita P. Craig
                      Lyle G. Jacobson

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COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION